UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 15, 2009
HALIFAX CORPORATION OF VIRGINIA

(Exact name of registrant as specified in its charter)

Virginia	1-08964	54-0829246

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5250 Cherokee Avenue, Alexandria, Virginia	22312

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 658-2400
                                                                           N/A
Former name, former address, and former fiscal year, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     The following information is being provided pursuant to Item 2.02. Such information, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
     On June 17, 2009, Halifax Corporation of Virginia issued a press release reporting, among other things, financial results for the year ended March 31, 2009. A copy of this press release is attached hereto as an exhibit and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On June 15, 2009, we entered into a Business Loan Agreement, referred to as the Loan Agreement, and a Commercial Security Agreement, referred to as the CSA, with Sonabank, referred to as the lender. We also executed a promissory note in favor of the lender, referred to as the Note. Collectively, the Loan Agreement, the CSA and the Note are referred to as the Loan Documents herein. The Loan Documents replaced our Loan and Security Agreement with Textron Financial Corporation, which terminated on June 15, 2009, referred to as the Old Credit Facility.
     The Loan Agreement has a term of one year. In the event that we pay and close the facility prior to June 15, 2010, we must pay a 2% penalty assessed based on the maximum credit limit of the facility.
     Under the Loan Documents, we may borrow an amount that may not exceed the lesser of: (i) $1,500,000 or (ii) the borrowing base which is 85% of the value of our eligible accounts (as defined in the Note). At June 15, 2009, we had $571,000 outstanding under the new facility. We used approximately $571,000 from the new facility plus cash on hand of approximately $1.9 million to pay off the amount outstanding under the Old Credit Facility.
     Interest accrues on the outstanding balance of the Note at an initial rate of 8% per annum. The interest rate on the loan is a variable rate per annum adjusted daily based upon the Wall Street Journal’s prime lending rate plus 2.75%. Under no circumstances will the interest rate be less than 8%. We must pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 15, 2009.
     Under the Loan Agreement, we may not pay cash dividends or, other than in the ordinary course of our business, make principal payments on our other debt, including our 8% promissory notes issued to Nancy Scurlock and the Arch C. Scurlock Children’s Trust. Accordingly, in connection with entering into the Loan Documents, Nancy Scurlock and the Arch C. Scurlock Children’s Trust agreed to forego receiving principal payments on their outstanding notes until our loan with the lender is satisfied. We may only make interest payments on such notes with advance written approval from the lender.
     The lender is not required to disburse funds to us if, among other things, (i) we or any guarantor is in default under the terms of the Loan Documents, (ii) any guarantor dies or becomes incompetent or we or any guarantor becomes insolvent, files a bankruptcy petition or is involved in a similar proceeding, or (iii) there occurs a material adverse change in our or a guarantor’s financial condition or in the value of any collateral securing the loan. A default includes, among other things, our failure to make payment when due, the failure to comply with or perform any term, obligation covenant or condition contained in the Loan Documents or a guarantor dies or becomes incompetent. If a default, other than a default on indebtedness (as defined in the Loan Agreement), is curable and if we have not received notice of a similar default within the preceding 12 months, it may be cured if we, after receiving written notice from the lender demanding cure of such default: (i) cure the default within 30 days; or (ii) if the cure requires more than 30 days, immediately initiate steps which the lender deems in the lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practicable. If an event of default occurs or is not cured as described in the preceding sentence, the commitments and obligations of the lender under the Loan Documents will immediately terminate and, at lender’s option, the amounts outstanding under the Loan Documents, including principal and interest, may become immediately due and payable. Upon a default, the interest rate will be increased to 21% per annum.
     The facility is secured by all of our assets. Additionally, Charles L. McNew, our Chief Executive Officer, and Joseph Sciacca, our Chief Financial Officer, personally guaranteed the loan under the Loan Documents.
     We are required to assign all receivables payments, collections, and proceeds of receivables to Sonabank and post any of these amounts to the designated lock-box account.
     We are required to maintain our primary operating accounts with Sonabank throughout the term of the loan. In the event that any main or primary operating accounts are not maintained with Sonabank, the effective interest rate will be increased by 2.0% over the rate noted in the Loan Documents.
     The Loan Agreement contains representations, warranties and covenants that are customary in connection with a transaction of this type.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1.	Business Loan Agreement dated June 15, 2009 between Halifax Corporation of Virginia and Sonabank

10.2.	Commercial Security Agreement dated June 15, 2009 between Halifax Corporation of Virginia and Sonabank

10.3.	Promissory Note dated June 15, 2009 issued by Halifax Corporation of Virginia in favor of Sonabank

99.1	Press Release dated June 17, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALIFAX CORPORATION OF VIRGINIA
Date: June 17, 2009	By:	/s/ Joseph Sciacca
Joseph Sciacca
Vice President, Finance & CFO

EXHIBIT INDEX
10.1	Business Loan Agreement dated June 15, 2009 between Halifax Corporation of Virginia and Sonabank

10.2	Commercial Security Agreement dated June 15, 2009 between Halifax Corporation of Virginia and Sonabank

10.3	Promissory Note dated June 15, 2009 issued by Halifax Corporation of Virginia in favor of Sonabank

99.1	Press Release dated June 17, 2009